Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement (No. 333-187580) on Form N-2 of Monroe Capital Corporation (the Company) of our report dated March 8, 2013 relating to our audit of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 8, 2013, relating to the financial statements of the Company expresses an unqualified opinion and includes an emphasis paragraph relating to the Company’s investments whose fair values have been estimated by management.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Selected Financial Data” in such Prospectus.

/s/ McGladrey LLP

Chicago, Illinois

July 15, 2013